EXHIBIT 16.1
December 7, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Odimo Incorporated under Item 4.01 of its Form 8-K dated December 3, 2010. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Odimo Incorporated contained therein.
Very truly yours,
/s/ MarcumRachlin, a division of Marcum llp